Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-166850
Prospectus Supplement No. 1
(to Prospectus dated July 14, 2010)

UNIGENE LABORATORIES, INC.

80,760,650 Shares of Common Stock

This prospectus supplement no. 1 supplements the prospectus dated July 14, 2010, which forms a part of our registration statement on Form S-1 (Registration Statement 333-166850).  This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on July 23, 2010 (the “Current Report”).  Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to the sale of up to 80,760,650 shares of Unigene Laboratories, Inc. common stock, par value $.01 per share, by the selling stockholder named in the “Selling Stockholder” section of the prospectus, of which 72,114,836 shares will be issuable upon the conversion of senior secured convertible notes held by the selling stockholder and the balance of which are currently held of record by the selling stockholder. We will not receive any proceeds from the sale of our shares by the selling stockholder.

Our common stock is quoted in the OTC Bulletin Board under the symbol “UGNE.” On July 22, 2010, the last reported closing price of our common stock was $0.72 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

You should read the prospectus and this prospectus supplement carefully before you invest. Please refer to “Risk Factors” on page 7 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 23, 2010

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events.

On July 23, 2010, Unigene Laboratories, Inc. issued a press release regarding the Phase III study of oral calcitonin being conducted by Novartis and its partner Nordic Bioscience.  A copy of the press release is attached hereto as Exhibit 99.1 and it is incorporated herein by reference.  In addition, Unigene issued a second press release on July 23, 2010 regarding the Phase III study of oral calcitonin being conducted by Tarsa Therapeutics, Inc.  A copy of that press release is attached hereto as Exhibit 99.2 and it is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated July 23, 2010 regarding Novartis and Nordic Bioscience’s Phase III study

99.2	Press Release dated July 23, 2010 regarding Tarsa Therapeutics, Inc.’s Phase III study

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ William Steinhauer
William Steinhauer, Vice President of Finance

Date: July 23, 2010

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Exhibit Index

Exhibit No.	Document Description
99.1	Press Release dated July 23, 2010 regarding Novartis and Nordic Bioscience’s Phase III study

99.2	Press Release dated July 23, 2010 regarding Tarsa Therapeutics, Inc.’s Phase III study

4

Exhibit 99.1

Unigene Reports Continuation of Phase III Study of Oral Calcitonin in Osteoarthritis Patients

BOONTON, N.J., July 23, 2010 -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) announced today that Novartis and its license partner Nordic Bioscience [the “Sponsor”] have decided to continue the companies’ two-year, Phase III Study 2302 assessing safety and efficacy of oral calcitonin in patients with osteoarthritis of the knee.  Novartis has a worldwide license to produce recombinant calcitonin under Unigene’s patented SecraPep® E. coli manufacturing technology.

An independent Data Monitoring Committee (DMC) reviewed and conducted a “futility” analysis of one-year data for all patients enrolled in Study 2302, including both an assessment of safety and efficacy parameters.  The DMC concluded there is no reason to stop the study because of safety findings.  In addition, the DMC concluded there is no reason to continue the study because of efficacy findings; however, the DMC also determined the final decision whether to continue Study 2302 rests with the study Sponsor.  Accordingly, the relevant Health Authorities and Ethics Committees will be informed by the Sponsor about the DMC recommendation and about the decision to continue the study.

Conclusions after these kinds of interim analysis are usually based on whether or not the DMC has seen either major safety concerns, or a significant imbalance in adverse events, or an unsatisfactory efficacy outcome.

Based on a similar one-year futility analysis, the DMC recommended in December 2009 that Novartis and Nordic Bioscience continue a parallel two-year, Phase III Study 2301 in patients with osteoarthritis of the knee.  At that time, the DMC also recommended continuation of a two-year, Phase III Study 2303 of oral calcitonin in patients with osteoporosis.

It is currently intended by the Sponsor that the entire clinical program of oral calcitonin in osteoarthritis and osteoporosis will continue, and Novartis and Nordic Bioscience will closely work together to assess next steps once the final data of Study 2301 are available, currently expected to be in 4Q 2010.

Unigene President and CEO Ashleigh Palmer commented, "We believe our manufacturing license agreement with Novartis provides strong validation of Unigene’s leading position in peptide manufacturing.  We look forward to hearing of next steps in the program."

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs.  Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies.  Fortical(R), Unigene's nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005.  Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories.

In addition to its manufacturing technology license and bulk calcitonin supply agreement with Novartis, Unigene has licensed worldwide rights for its patented EnteriPep® oral delivery technology for parathyroid hormone to GlaxoSmithKline.  Unigene also licensed worldwide rights (except for China) to market and sell an oral formulation of calcitonin, currently in Phase III clinical testing, to Tarsa Therapeutics, Inc.

Unigene's patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs.  Unigene's patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.  For more information about Unigene, call (973) 265-1100 or visit www.unigene.com.  For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees.  We have based these forward-looking statements on our current expectations and projections about future events.   These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts

Unigene Laboratories, Inc.
William Steinhauer, 973-265-1100
VP of Finance
or
Burns McClellan
Justin Jackson (media)
212-213-0006
jjackson@burnsmc.com

or

Michelle Szwarcberg (media)
212-213-0006
mszwarcberg@burnsmc.com

Exhibit 99.2

Unigene Notes Progress of Tarsa’s Phase III ORACAL Trial of its Oral Calcitonin for the Treatment of Postmenopausal Osteoporosis

Boonton, NJ, July 23, 2010 - (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) today noted that Tarsa Therapeutics has completed patient enrollment in the Phase III ORACAL trial of Tarsa’s oral calcitonin product for the treatment of postmenopausal osteoporosis.  Unigene licensed the product to Tarsa and owns 26% of the company.

The ORACAL study is a multinational, randomized, double-blind, placebo-controlled Phase III trial designed to enroll approximately 550 patients.  Tarsa also announced that the independent Data Monitoring Committee (DMC) for the ORACAL trial has completed two separate safety reviews of patient data and recommended that the trial proceed as planned.

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs.  Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies.  Fortical(R), Unigene's nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005.  Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories.

Further, in addition to its license agreement with Tarsa, Unigene licensed to Novartis worldwide rights to its SecraPep® E. coli peptide manufacturing technology, and licensed to GlaxoSmithKline worldwide rights to its patented EnteriPep® oral delivery technology for parathyroid hormone.

Unigene's patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs.  Unigene's patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.  For more information about Unigene, call (973) 265-1100 or visit www.unigene.com.  For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees.  We have based these forward-looking statements on our current expectations and projections about future events.   These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts:

Unigene Laboratories, Inc.
William Steinhauer, 973-265-1100
VP of Finance
or
GendeLLindheim BioCom Partners
Tarsa Therapeutics
Barbara Lindheim, 212-918-4650
or
Burns McClellan
Justin Jackson (media)
212-213-0006
jjackson@burnsmc.com
or
Michelle Szwarcberg (media)
212-213-0006
mszwarcberg@burnsmc.com